Core & Main Announces Record Fiscal 2022 First Quarter Results

ST. LOUIS, June 14, 2022—Core & Main, Inc. (NYSE: CNM), a leading specialized distributor of water, wastewater, storm drainage and fire protection products, and related services, today announced financial results for the first fiscal quarter ended May 1, 2022.

Fiscal 2022 First Quarter Highlights (Compared with Fiscal 2021 First Quarter)

•Net sales increased 52% to $1,598 million
•Gross profit margin increased 200 basis points to 26.3%
•Net income increased to $137 million from $27 million
•Adjusted EBITDA (Non-GAAP) increased 101% to $219 million
•Adjusted EBITDA margin (Non-GAAP) increased 340 basis points to 13.7%
•Net Debt Leverage (Non-GAAP) decreased to 2.2x as of May 1, 2022 compared with 2.5x as of January 30, 2022
•Active in M&A during and subsequent to the quarter, closing on the Dodson Engineered Products, Inc. and Lock City Supply, Inc. acquisitions and signing a definitive agreement to acquire Earthsavers Erosion Control, LLC
•Raising expectation for fiscal 2022 Adjusted EBITDA to be in the range of $710 to $750 million, representing year-over-year growth of 18% to 24%
“We delivered an extraordinary start to fiscal 2022, as we achieved strong growth in both net sales and Adjusted EBITDA,” said Steve LeClair, chief executive officer of Core & Main. "This marks our 25th consecutive quarter of average daily sales growth, with growth in the quarter being driven by strong demand across each of our end markets, higher average selling prices as we passed along rising material costs, execution of our sales initiatives to achieve market share gains, and acquisitions. Inflationary pressures and supply chain challenges persisted through the first quarter, but our execution allowed us to deliver remarkable results. I am proud of our teams across the country who continue to demonstrate resilience in a rapidly evolving environment. Although it is still early in the year, we are encouraged by current demand trends and expect Core & Main to produce another year of record results."

LeClair concluded, "We remained active in M&A during and subsequent to the quarter, highlighting our commitment to drive sustainable growth through acquisitions. We closed on the Dodson Engineered Products, Inc. and Lock City Supply, Inc. acquisitions and signed a definitive agreement to acquire Earthsavers Erosion Control, LLC. Each of these businesses are great examples of what we look for in acquisitions, offering expansion into new geographies, access to new product lines and the addition of key talent. We maintain a large and highly diverse acquisition pipeline, which we will continue to pursue to position ourselves for sustainable growth."

Three Months Ended May 1, 2022

Net sales for the three months ended May 1, 2022 increased $543 million, or 52%, to $1,598 million compared with $1,055 million for the three months ended May 2, 2021. The increase in net sales was primarily attributable to price inflation, representing approximately three-fourths of the net sales increase, and volume growth. The volume increases were driven by strong market growth and share gains resulting from preferred access to products during a period of material shortages, which helped drive growth across all product lines. Net sales growth for pipes, valves & fittings and storm drainage products benefited from end-market growth, acquisitions and price inflation across most product lines. Net sales growth for fire protection products also benefited from end-market growth and price inflation across most product lines. Net sales of meter products grew at a slower pace primarily due to shortages of semi-conductor chips that are components of certain smart meter products.

Gross profit for the three months ended May 1, 2022 increased $164 million, or 64%, to $421 million compared with $257 million for the three months ended May 2, 2021. Gross profit as a percentage of net sales for the three months ended May 1, 2022 was 26.3% compared with 24.3% for the three months ended May 2, 2021, an improvement of 200 basis points. The increase in gross profit as a percentage of net sales was primarily attributable to strategic inventory investments ahead of announced price increases, a favorable pricing environment, the execution of our gross margin initiatives and accretive acquisitions.

Selling, general and administrative (“SG&A”) expenses for the three months ended May 1, 2022 increased $52 million, or 34%, to $206 million compared with $154 million during the three months ended May 2, 2021. The increase was primarily attributable to an increase of $39 million in personnel expenses, which was primarily driven by higher variable compensation costs and headcount from acquisitions, and an increase in distribution costs related to volume and inflation. SG&A expenses as a percentage of net sales was 12.9% for the three months ended May 1, 2022 compared with 14.6% for the three months ended May 2, 2021, an improvement of approximately 170 basis points. The decrease was attributable to our ability to leverage our fixed costs.

Net income for the three months ended May 1, 2022 increased $110 million to $137 million compared with $27 million for the three months ended May 2, 2021. The increase in net income was primarily attributable to higher operating income and lower interest expense, partially offset by an increase in income taxes.

Adjusted EBITDA for the three months ended May 1, 2022 increased $110 million, or 101%, to $219 million compared with $109 million for the three months ended May 2, 2021. Growth in Adjusted EBITDA was primarily attributable to higher net sales, improved gross profit margins, and leveraging our cost structure on the increase in net sales and gross profit. Adjusted EBITDA margin increased 340 basis points to 13.7% from 10.3% in the prior year period.

Capital Structure and Liquidity

Net Debt, calculated as gross consolidated debt net of cash and cash equivalents, as of May 1, 2022 was $1,545 million. Net Debt Leverage (defined as the ratio of net debt to Adjusted EBITDA for the last 12 months) was 2.2x, an improvement of 0.3x from January 30, 2022. The improvement was attributable to an increase in Adjusted EBITDA, partially offset by $57 million of borrowings under our Senior ABL Credit Facility.

As of May 1, 2022, Core & Main had total liquidity of $785 million, consisting of $1 million of cash and cash equivalents and approximately $784 million of excess availability under our Senior ABL Credit Facility, which is net of approximately $9 million of outstanding letters of credit.

Fiscal 2022 Outlook

"We are raising our expectation for fiscal 2022 Adjusted EBITDA to be in the range of $710 to $750 million, which reflects our confidence in the stability of pricing and demand despite the current macroeconomic backdrop. We are confident in the long-term growth prospects of our business, including the undersupply of housing and ongoing demand for non-discretionary municipal repair and replacement activity," LeClair continued. "As we enter our summer selling season, we remain focused on our operating priorities and delivering a best-in-class customer experience."

Conference Call & Webcast Information

Core & Main will host a conference call and webcast on June 14, 2022 at 8:30 a.m. EDT to discuss the Company's financial results. The live webcast will be accessible via the events calendar at ir.coreandmain.com. The conference call also may be accessed by dialing (844) 200-6205 or +1 (929) 526-1599 (international). The passcode for the live call is 525828. To ensure participants are connected for the full call, please dial in at least 10 minutes prior to the start of the call.

An archived version of the webcast will be available immediately following the call. A slide presentation highlighting Core & Main’s results and key performance indicators will also be made available on the Investor Relations section of Core & Main’s website prior to the call.

About Core & Main

Based in St. Louis, Core & Main is a leading specialized distributor of water, wastewater, storm drainage and fire protection products, and related services, to municipalities, private water companies and professional contractors across municipal, non-residential and residential end markets nationwide. With approximately 300 locations, the company provides its customers local expertise backed by a national supply chain. Core & Main’s 4,100 associates are committed to helping their communities thrive with safe and sustainable infrastructure. Visit coreandmain.com to learn more.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this press release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include information concerning Core & Main’s financial and operating outlook, as well as any other statement that does not directly relate to any historical or current fact. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “forecasts,” “expects,” “intends,” “plans,” “anticipates,” “projects,” “outlook,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “preliminary,” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct. These forward-looking statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to differ materially from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements.

Factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation, declines, volatility and cyclicality in the U.S. residential and non-residential construction markets; slowdowns in municipal infrastructure spending and delays in appropriations of federal funds; price fluctuations in our product costs, particularly with respect to the commodity-based products that we sell; our ability to manage our inventory effectively, including during periods of supply chain disruptions; our ability to obtain product; general business and economic conditions; risks involved with acquisitions and other strategic transactions, including our ability to identify, acquire, close or integrate acquisition targets successfully; the impact of seasonality and weather-related impacts, including natural disasters or similar extreme weather events; the fragmented and highly competitive markets in which we compete and consolidation within our industry; our ability to competitively bid for municipal and private contracts; the development of alternatives to distributors of our products in the supply chain; our ability to hire, engage and retain key personnel, including sales representatives, qualified branch, district and region managers and senior management; our ability to identify, develop and maintain relationships with a sufficient number of qualified suppliers and the potential that our exclusive or restrictive supplier distribution rights are terminated; the availability and cost of freight and energy, such as fuel; the ability of our customers to make payments on credit sales; changes in supplier rebates or other terms of our supplier agreements; our ability to identify and introduce new products and product lines effectively; the spread of, and response to, COVID-19, and the inability to predict the ultimate impact on us; costs and potential liabilities or obligations imposed by environmental, health and safety laws and requirements; regulatory change and the costs of compliance with regulation; exposure to product liability, construction defect and warranty claims and other litigation and legal proceedings; potential harm to our reputation; difficulties with or interruptions of our fabrication services; safety and labor risks associated with the distribution of our products as well as work stoppages and other disruptions due to labor disputes; impairment in the carrying value of goodwill, intangible assets or other long-lived assets; the domestic and international political environment with regard to trade relationships and tariffs, as well as difficulty sourcing products as a result of import constraints; our ability to operate our business consistently through highly dispersed locations across the United States; interruptions in the proper functioning of our information technology systems, including from cybersecurity threats; risks associated with raising capital; our ability to continue our customer relationships with short-term contracts; risks associated with exporting our products internationally; our ability to renew or replace our existing leases on favorable terms or at all; our ability to maintain effective internal controls over financial reporting and remediate any material weaknesses; our substantial indebtedness and the potential that we may incur additional indebtedness; the limitations and restrictions in the agreements governing our indebtedness, the Second Amended and Restated Agreement of Limited Partnership of Holdings and the Tax Receivable Agreements (each as defined in our Quarterly Report on Form 10-Q for the three months ended May 1, 2022); increases in interest rates and the impact of transitioning from LIBOR as the benchmark rate in contracts; changes in our credit ratings and outlook; our ability to generate the significant amount of cash needed to service our indebtedness; our organizational structure, including our payment obligations under the Tax Receivable Agreements, which may be significant; our ability to sustain an active, liquid trading market for our Class A common stock; the significant influence that Clayton, Dubilier & Rice, LLC ("CD&R") has over us and potential conflicts between the interests of CD&R and other stockholders; and risks related to other factors discussed under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 30, 2022.

Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:
Robyn Bradbury
VP, Investor Relations and FP&A
(314) 995-9116
InvestorRelations@CoreandMain.com

CORE & MAIN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Amounts in millions (except share and per share data), unaudited

	Three Months Ended
	May 1, 2022	May 2, 2021

Net sales	$1,598	$1,055
Cost of sales	1,177	798
Gross profit	421	257
Operating expenses:
Selling, general and administrative	206	154
Depreciation and amortization	35	34
Total operating expenses	241	188
Operating income	180	69
Interest expense	13	36
Income before provision for income taxes	167	33
Provision for income taxes	30	6
Net income	137	$27
Less: net income attributable to non-controlling interests	51
Net income attributable to Core & Main, Inc.	$86

Earnings per share (1)
Basic	$0.51
Diluted	$0.50
Number of shares used in computing EPS (1)
Basic	167,536,662
Diluted	246,145,536

(1)The Company analyzed the calculation of earnings per share for the periods prior to the Reorganization Transactions (as described in Note 1 to the condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the three months ended May 1, 2022) and determined that it resulted in values that would not be meaningful to the users of the condensed consolidated financial statements. Therefore, there is no earnings per share attributable to Core & Main, Inc. for the three months ended May 2, 2021.

CORE & MAIN, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
Amounts in millions (except share and per share data), unaudited

	May 1, 2022	January 30, 2022
ASSETS
Current assets:
Cash and cash equivalents	$1	$1
Receivables, net of allowance for credit losses of $7 and $5, respectively	1,113	884
Inventories	1,063	856
Prepaid expenses and other current assets	25	26
Total current assets	2,202	1,767
Property, plant and equipment, net	95	94
Operating lease right-of-use assets	157	152
Intangible assets, net	844	871
Goodwill	1,517	1,515
Other assets	79	35
Total assets	$4,894	$4,434

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$15	$15
Accounts payable	859	608
Accrued compensation and benefits	65	109
Current operating lease liabilities	50	49
Other current liabilities	77	58
Total current liabilities	1,066	839
Long-term debt	1,510	1,456
Non-current operating lease liabilities	107	103
Deferred income taxes	41	35
Payable to related parties pursuant to Tax Receivable Agreements	147	153
Other liabilities	17	17
Total liabilities	2,888	2,603
Commitments and contingencies
Class A common stock, par value $0.01 per share, 1,000,000,000 shares authorized, 167,579,299 and 167,522,403 shares issued and outstanding as of May 1, 2022 and January 30, 2022, respectively	2	2
Class B common stock, par value $0.01 per share, 500,000,000 shares authorized, 78,307,725 and 78,398,141 shares issued and outstanding as of May 1, 2022 and January 30, 2022, respectively	1	1
Additional paid-in capital	1,214	1,214
Retained earnings	180	92
Accumulated other comprehensive income	39	16
Total stockholders’ equity attributable to Core & Main, Inc.	1,436	1,325
Non-controlling interests	570	506
Total stockholders’ equity	2,006	1,831
Total liabilities and stockholders’ equity	$4,894	$4,434

CORE & MAIN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Amounts in millions, unaudited

	Three Months Ended
	May 1, 2022	May 2, 2021
Cash Flows From Operating Activities:
Net income	$137	$27
Adjustments to reconcile net cash from operating activities:
Depreciation and amortization	36	38
Provision for bad debt	1	—
Equity-based compensation expense	3	1
Other	(3)	—
Changes in assets and liabilities:
(Increase) decrease in receivables	(227)	(159)
(Increase) decrease in inventories	(207)	(125)
(Increase) decrease in other assets	(1)	(2)
Increase (decrease) in accounts payable	251	206
Increase (decrease) in accrued liabilities	(28)	(34)
Increase (decrease) in other liabilities	1	4
Net cash used in operating activities	(37)	(44)
Cash Flows From Investing Activities:
Capital expenditures	(6)	(4)
Acquisitions of businesses, net of cash acquired	(6)	—
Proceeds from the sale of property and equipment	1	—
Net cash used in investing activities	(11)	(4)
Cash Flows From Financing Activities:
Distributions to non-controlling interest holders	(5)	(10)
Borrowings on asset-based revolving credit facility	57	—
Repayments of long-term debt	(4)	(3)
Net cash provided by (used in) financing activities	48	(13)
Increase (decrease) in cash and cash equivalents	—	(61)
Cash and cash equivalents at the beginning of the period	1	381
Cash and cash equivalents at the end of the period	$1	$320

Cash paid for interest	$12	$50
Cash paid for taxes	28	7

Non-GAAP Financial Measures

In addition to providing results that are determined in accordance with GAAP, we present EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Net Debt Leverage, which are non-GAAP financial measures. These measures are not considered measures of financial performance or liquidity under GAAP and the items excluded therefrom are significant components in understanding and assessing our financial performance or liquidity. These measures should not be considered in isolation or as alternatives to GAAP measures such as net income or net income attributable to Core & Main, Inc., as applicable, cash provided by or used in operating, investing or financing activities or other financial statement data presented in our financial statements as an indicator of our financial performance or liquidity.

We define EBITDA as net income or net income attributable to Core & Main, Inc., as applicable, adjusted for non-controlling interests, depreciation and amortization, provision for income taxes and interest expense. We define Adjusted EBITDA as EBITDA as further adjusted for certain items management believes are not reflective of the underlying operations of our business, including (a) loss on debt modification and extinguishment, (b) equity-based compensation, (c) expenses associated with the IPO and subsequent secondary offering and (d) expenses associated with acquisition activities. Net income attributable to Core & Main, Inc. is the most directly comparable GAAP measure to EBITDA and Adjusted EBITDA. We define Adjusted EBITDA margin as Adjusted EBITDA divided by net sales. We define Net Debt Leverage as total consolidated debt (gross of unamortized discounts and debt issuance costs), net of cash and cash equivalents, divided by Adjusted EBITDA for the last twelve months.

We use EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Net Debt Leverage to assess the operating results and effectiveness and efficiency of our business, Adjusted EBITDA includes amounts otherwise attributable to non-controlling interests as we manage the consolidated company and evaluate operating performance in a similar manner. We present these non-GAAP financial measures because we believe that investors consider them to be important supplemental measures of performance, and we believe that these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Non-GAAP financial measures as reported by us may not be comparable to similarly titled metrics reported by other companies and may not be calculated in the same manner. These measures have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. For example, EBITDA and Adjusted EBITDA:

• do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on debt;

• do not reflect income tax expenses, the cash requirements to pay taxes or related distributions;

• do not reflect cash requirements to replace in the future any assets being depreciated and amortized; and

• exclude certain transactions or expenses as allowed by the various agreements governing our indebtedness.

EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Net Debt Leverage are not alternative measures of financial performance or liquidity under GAAP and therefore should be considered in conjunction with net income, net income attributable to Core & Main, Inc. and other performance measures such as gross profit or net cash provided by or used in operating, investing or financing activities and not as alternatives to such GAAP measures. In evaluating Adjusted EBITDA, you should be aware that, in the future, we may incur expenses similar to those eliminated in this presentation.

No reconciliation of the estimated range for Adjusted EBITDA for fiscal 2022 is included herein because we are unable to quantify certain amounts that would be required to be included in net income attributable to Core & Main, Inc., the most directly comparable GAAP measure, without unreasonable efforts due to the high variability and difficulty to predict certain items excluded from Adjusted EBITDA. Consequently, we believe such reconciliation would imply a degree of precision that would be misleading to investors. In particular, the effects of acquisition expenses and associated taxes cannot be reasonably predicted in light of the inherent difficulty in quantifying such items on a forward-looking basis. We expect the variability of these excluded items may have an unpredictable, and potentially significant, impact on our future GAAP financial results.

The following tables set forth a reconciliation of net income or net income attributable to Core & Main, Inc. to EBITDA and Adjusted EBITDA, as applicable, for the periods presented, as well as a calculation of Adjusted EBITDA margin for the periods presented:

(Amounts in millions, unaudited)	Three Months Ended
	May 1, 2022	May 2, 2021
Net income attributable to Core & Main, Inc.	$86
Plus: net income attributable to non-controlling interests	51
Net income	137	$27
Depreciation and amortization (1)	36	35
Provision for income taxes	30	6
Interest expense	13	36
EBITDA	$216	$104
Equity-based compensation	3	1
Acquisition expenses (2)	—	2
Offering expenses (3)	—	2
Adjusted EBITDA	$219	$109

Adjusted EBITDA Margin:
Net Sales	$1,598	$1,055
Adjusted EBITDA / Net Sales	13.7%	10.3%

(Amounts in millions, unaudited)	Twelve Months Ended
	May 1, 2022	January 30, 2022
Net income attributable to Core & Main, Inc.	$225	$166
Plus: net income attributable to non-controlling interests	110	59
Net income	335	225
Depreciation and amortization (1)	143	142
Provision for income taxes	75	51
Interest expense	75	98
EBITDA	$628	$516
Loss on debt modification and extinguishment	51	51
Equity-based compensation	27	25
Acquisition expenses (2)	5	7
Offering expenses (3)	3	5
Adjusted EBITDA	$714	$604

(1)Includes depreciation of certain assets which are reflected in “cost of sales” in our Statement of Operations.

(2)Represents expenses associated with acquisition activities, including transaction costs, post-acquisition employee retention bonuses, severance payments, expense recognition of purchase accounting fair value adjustments (excluding amortization) and contingent consideration adjustments.

(3)Represents costs related to the IPO and Secondary Offering reflected in SG&A expenses in our Statement of Operations.

The following table sets forth a calculation of Net Debt Leverage for the periods presented:

(Amounts in millions, unaudited)	As Of
	May 1, 2022	January 30, 2022
Senior ABL Credit Facility due July 2026	$57	$—
Senior Term Loan due July 2028	1,489	1,493
Total Debt	1,546	1,493
Less: Cash & Cash Equivalents	(1)	(1)
Net Debt	$1,545	$1,492
Twelve Months Ended Adjusted EBITDA	714	604
Net Debt Leverage	2.2x	2.5x